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SEDA SPECIALTY PACKAGING CORP. & Subsidiaries                      EXHIBIT 21.1

LIST OF SUBSIDIARIES



                                    State of
Name of Subsidiary                  Incorporation      Doing Business As
-----------------------------       -------------      ------------------------
American Safety Closure Corp.       New York           SEDA Specialty Packaging
Arpak Plastics, Inc.                New York           SEDA Specialty Packaging